Exhibit 99.1

SemGroup Corporation Reports Fourth Quarter and Full Year 2013 Results
Adjusted EBITDA Increased 40% Year-Over-Year;
2014 Adjusted EBITDA Guidance $245 to $265 Million;
2014 Capex Guidance $415 Million

Tulsa, OK - February 27, 2014 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months and year ended December 31, 2013.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $57.8 million for the fourth quarter 2013, compared to $52.1 million for the third quarter 2013 and $43.7 million for the fourth quarter 2012, an increase of 11% and 32%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income (loss) below.

"2013 was an excellent year for our company. We continued a multi-quarter trend of strong results," said Norm Szydlowski, president and chief executive officer of SemGroup. "These results reflect the strength of our strategic plan and asset base. Looking to 2014, we are well positioned for another exciting year. Our solid business model, strong balance sheet and attractive fee-based growth projects should provide significant benefit and attractive results for our shareholders."

Fourth Quarter 2013 Adjusted EBITDA Highlights
Compared to the Third Quarter 2013

•	Crude's results increased $5.9 million

◦	$3.5 million increase in marketing due to higher volumes

◦	15% increase in White Cliffs Pipeline volumes

•	SemGas increased $1.9 million

◦	Largely related to Northern Oklahoma processing volumes increase of 9.5% due to additional production

•	SemCAMS decreased $2.2 million

◦	Primarily due to pipeline curtailments and lower volumes

SemGroup reported revenues for fourth quarter 2013 of $457.3 million with net income attributable to SemGroup of $3.3 million, or $0.08 per diluted share, compared to revenues of $357.7 million with a net loss attributable to SemGroup of $1.9 million, or $(0.05) per diluted share, for the third quarter 2013. For the fourth quarter 2012, revenues totaled $315.8 million with net income attributable to SemGroup of $21.1 million, or $0.50 per diluted share.

Full Year 2013 Highlights

•	SemGroup invested approximately $400 million in growth projects

•	SemGroup completed three acquisitions for nearly $360 million

•	Initiated and increased SemGroup dividends by 16%

•	Major projects remain on time and on budget

•	Many existing assets operating at or near capacity

•	Completed two drop downs to Rose Rock Midstream

Exhibit 99.1

Adjusted EBITDA for the year ended December 31, 2013, totaled $189.0 million, up 40% from $135.0 million for the year ended December 31, 2012. For the year ended December 31, 2013, SemGroup reported revenues of $1.4 billion with a net income attributable to SemGroup of $48.1 million, or $1.13 per diluted share, compared to revenues of $1.2 billion with a net income attributable to SemGroup of $22.1 million, or $0.52 per diluted share, for the year ended December 31, 2012.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.22 per share, resulting in an annualized distribution of $0.88 per share. This represents a 5% increase from the previous quarterly dividend of $0.21. The dividend will be paid on March 20, 2014 to all common shareholders of record on March 10, 2014.

2014 Adjusted EBITDA and Capex Guidance
SemGroup anticipates 2014 consolidated Adjusted EBITDA of $245 million to $265 million, an increase of approximately 35% over 2013 results of $189.0 million. The company also expects to deploy $415 million in capital investments in 2014, with more than 85% allocated to growth projects.

Recent Updates
SemGroup announces plans to extend its current Wattenberg Oil Trunkline (WOT) in the DJ Basin in Colorado. The extension will further support the transportation of Noble Energy’s crude oil production from the wellhead.

The project will include a 38-mile, 12-inch pipeline extension, as well as 150,000 barrels of operational storage. The pipeline will expand northeast from the current WOT, connecting Noble Energy’s East Pony processing facilities in the northeast part of the DJ Basin. Rose Rock Midstream will continue to operate the pipeline and deliver to its Platteville Station, the origin point of White Cliffs Pipeline.

Noble Energy has entered into a long-term agreement to use the asset. The project is expected to be operational in the fourth quarter of 2014.
Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, February 28, 2014, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 31052519. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The fourth quarter 2013 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

Exhibit 99.1

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we

Exhibit 99.1

undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets	$534,014	$520,003
Property, plant and equipment, net	1,105,728	814,724
Goodwill and other intangible assets	236,859	17,469
Equity method investments	565,124	387,802
Other noncurrent assets, net	28,889	8,181
Total assets	$2,470,614	$1,748,179
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$37	$24
Other current liabilities	499,177	374,320
Total current liabilities	499,214	374,344
Long-term debt, excluding current portion	615,088	206,062
Other noncurrent liabilities	142,449	146,245
Total liabilities	1,256,751	726,651
Total owners' equity	1,213,863	1,021,528
Total liabilities and owners' equity	$2,470,614	$1,748,179

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Revenues	$457,328	$315,837	$357,748	$1,427,016	$1,237,497
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	339,468	223,602	255,554	1,020,100	874,885
Operating	60,772	51,950	52,360	223,585	224,700
General and administrative	23,710	18,845	20,952	78,597	71,918
Depreciation and amortization	24,846	12,523	16,113	66,409	48,210
Loss (gain) loss on disposal of long-lived assets, net	(109)	(35)	408	(239)	(3,531)
Total expenses	448,687	306,885	345,387	1,388,452	1,216,182
Earnings from equity method investments	12,788	13,133	7,483	52,477	36,036
Gain on issuance of common units by equity method investee	26,873	—	—	26,873	—
Operating income	48,302	22,085	19,844	117,914	57,351
Other expenses, net	17,646	5,567	13,294	69,415	30,471
Income from continuing operations before income taxes	30,656	16,518	6,550	48,499	26,880
Income tax expense (benefit)	24,051	(3,066)	3,413	(17,254)	(2,078)
Income from continuing operations	6,605	19,584	3,137	65,753	28,958
Income (loss) from discontinued operations, net of income taxes	(6)	3,392	(2)	59	2,939
Net income	6,599	22,976	3,135	65,812	31,897
Less: net income attributable to noncontrolling interests	3,319	1,882	5,054	17,710	9,797
Net income (loss) attributable to SemGroup Corporation	$3,280	$21,094	$(1,919)	$48,102	$22,100
Net income (loss) attributable to SemGroup Corporation	$3,280	$21,094	$(1,919)	$48,102	$22,100
Other comprehensive income (loss), net of income taxes	2,752	(2,354)	6,105	(1,555)	12,576
Comprehensive income attributable to SemGroup Corporation	$6,032	$18,740	$4,186	$46,547	$34,676
Net income (loss) per common share:
Basic	$0.08	$0.50	$(0.05)	$1.14	$0.53
Diluted	$0.08	$0.50	$(0.05)	$1.13	$0.52
Weighted average shares (thousands):
Basic	42,530	41,960	42,528	42,339	41,939
Diluted	42,888	42,303	42,528	42,646	42,254

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Net income	$6,599	$22,976	$3,135	$65,812	$31,897
Add: Interest expense	9,171	1,139	9,080	25,142	8,902
Add: Income tax expense (benefit)	24,051	(3,066)	3,413	(17,254)	(2,078)
Add: Depreciation and amortization expense	24,846	12,523	16,113	66,409	48,210
EBITDA	64,667	33,572	31,741	140,109	86,931
Selected Non-Cash Items and Other Items Impacting Comparability	(6,869)	10,080	20,341	48,909	48,034
Adjusted EBITDA	$57,798	$43,652	$52,082	$189,018	$134,965
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Loss (gain) on disposal of long-lived assets, net	$(109)	$(35)	$408	$(239)	$(3,531)
Loss (income) from discontinued operations, net of income taxes	6	(3,392)	2	(59)	(2,939)
Foreign currency transaction loss (gain)	(660)	(60)	(457)	(1,633)	298
Remove NGL equity earnings including gain on issuance of common units	(26,168)	(1,747)	3,288	(33,996)	403
NGL cash distribution	4,952	4,155	4,671	18,321	9,218
Mid-America Midstream Gas Services acquisition cost	—	—	3,600	3,600	—
Employee severance expense	29	—	—	38	354
Unrealized loss (gain) on derivative activities	785	1,628	(464)	(974)	1,196
Change in fair value of warrants	9,406	4,227	4,834	46,434	21,310
Depreciation and amortization included within equity earnings of White Cliffs	2,304	2,550	2,407	9,520	10,181
Bankruptcy related expenses	567	—	—	567	—
Defense costs	—	—	—	—	5,899
Recovery of receivables written off at emergence	—	1,082	—	—	(858)
Non-cash equity compensation	2,019	1,672	2,052	7,330	6,503
Selected Non-Cash Items and Other Items Impacting Comparability	$(6,869)	$10,080	$20,341	$48,909	$48,034

Exhibit 99.1

2014 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	2014 Guidance(1)
	Low		High
Net income	$79		$93
Add: Interest expense	46		48
Add: Income tax expense	6		8
Add: Depreciation and amortization	86		88
EBITDA	$217		$237
Selected Non-Cash and Other Items Impacting Comparability	28		28
Adjusted EBITDA	$245		$265

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		18
Non-cash equity compensation		10
Selected Non-Cash and Other Items Impacting Comparability		$28

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream